Exhibit 99.1

Hercules Technology Growth Capital Announces Fourth Quarter and Fiscal Year 2012 Financial Results and Raises Quarterly Cash Dividend to $0.25 Per Share, up $0.01 From Third Quarter 2012, an Increase of Approximately 4.0%

  Record annual total commitments of approximately $636.6 million
  Record high total investment assets of approximately $906.3 million up 38.8% from 2011
  2012 Net Investment Income, or “NII,” of approximately $48.1 million, or $0.96 per share, up 21.5% from 2011
  2012 Distributable Net Operating Income, or “DNOI,” of $52.3 million, or $1.07 per share, up 22.2% from 2011
  Q4 2012 NII of approximately $13.1 million, or $0.25 per share, up 21.3% from Q4 2011
  Q4 DNOI of $14.2 million, or $0.27 per share, up 23.5% from Q4 2011
  In Q4 completed securitization of $231.0 million and issued $129.0 million Asset-Backed Notes that are rated A2 (sf) by Moody’s Investors Service
  Strong liquidity position with approximately $288.0 million available at year end
  GAAP debt to equity leverage ratio of 115.5%, compared to net leverage ratio of 80.1%, after taking into account cash of approximately $183.0 million for Q4 2012

PALO ALTO, Calif.--(BUSINESS WIRE)--February 28, 2013--Hercules Technology Growth Capital, Inc. (NYSE: HTGC) (“Hercules” or the “Company”), the leading specialty finance company focused on providing senior secured loans to venture capital-backed companies in technology-related markets, including technology, biotechnology, life science and cleantech industries, at all stages of development, announced today its financial results for the fourth quarter and year ended December 31, 2012.

Fourth Quarter 2012 Highlights:

  Originated approximately $259.9 million in total debt and equity commitments to new and existing portfolio companies, up 57.2% compared to the fourth quarter of 2011.
  Funded approximately $200.7 million of debt and equity investments during the fourth quarter, an increase of 106.5% compared to the fourth quarter of 2011.
  Received approximately $80.6 million in principal repayments, including approximately $54.7 million of early principal repayments and approximately $25.9 million in scheduled principal payments.

  Record high total investment income of approximately $27.4 million, an increase of 29.2%, in the fourth quarter of 2012, compared to $21.2 million for the fourth quarter of 2011.
  Increased NII during the quarter by 21.3% to approximately $13.1 million, as compared to $10.8 million in the fourth quarter of 2011. NII per share was $0.25 on approximately 51.9 million outstanding shares for the fourth quarter of 2012.
  Increased DNOI by 23.5% to approximately $14.2 million compared to $11.5 million in the fourth quarter of 2011. DNOI per share was $0.27 on approximately 51.9 million outstanding shares for the fourth quarter of 2012.
  Record high total investment assets increased 38.8% year over year to approximately $906.3 million as of December 31, 2012, compared to $652.9 million as of December 31, 2011.
  Increased the quarterly dividend by $0.01, or approximately 4.2%, to $0.25 per share payable on March 19, 2013, to shareholders of record as of March 11, 2013; the thirtieth consecutive dividend since inception bringing total dividends declared since inception to $7.89 per share.

2012 Highlights:

  Originated approximately $636.6 million in total commitments to new and existing portfolio companies.
  Funded approximately $469.1 million of debt and equity investments during 2012.
  Increased NII by 21.5% to approximately $48.1 million, as compared to $39.6 million for fiscal year 2011. NII per share increased by approximately 5.5% to $0.96 on 49.1 million basic shares outstanding, as compared to $0.91 per share on 43.0 million shares outstanding for fiscal year 2011.
  Increased DNOI by 22.2% to approximately $52.3 million, as compared to $42.8 million for fiscal year 2011. DNOI per share increased by approximately 7.0% to $1.07 on 49.1 million basic shares outstanding, as compared to $1.00 per share on 43.0 million shares outstanding for fiscal year 2011.
  Finished 2012 in a strong liquidity position with approximately $288.0 million in available liquidity, including $183.0 million in cash and $105.0 million in bank credit facility availability.
  Debt to equity leverage ratio at December 31, 2012 of approximately 115.5%, compared to a net leverage ratio at December 31, 2012 of 80.1%, which is calculated as total debt of $596.0 million less approximately $183.0 million in cash divided by total equity of approximately $516.0 million.

“The fourth quarter concluded an exceptional year for Hercules in which we executed across all areas of our business, delivering record gross commitments and fundings and growing our total investment assets by approximately 39% year over year to over $900.0 million, our highest level since inception. We generated strong growth in total and net investment income for the full year and achieved twelve liquidity events for our warrant and equity portfolio, in turn creating value for our shareholders,” said Manuel A. Henriquez, President and Chief Executive Officer of Hercules.

“Throughout 2012, we strategically diversified our liquidity sources and positioned our balance sheet and platform to handle the robust demand for venture debt we saw in the marketplace. In December 2012, we completed our first Moody's-rated A2 (sf) securitization of approximately $231.0 million with net proceeds of approximately $129.0 million, achieving another important milestone and adding investment grade debt to our balance sheet. We enter 2013 with a strong balance sheet from which to grow our investment portfolio of America’s most innovative and highly disruptive venture capital-backed companies and deliver increased earnings and dividends to our shareholders.”

Fourth Quarter Review and Operating Results

Investment Portfolio

As of December 31, 2012, over 98.4% of the Company’s debt investments were in a senior secured first lien position, and 98.5% of the debt investment portfolio was priced at floating interest rates or floating interest rates with a Prime or LIBOR based interest rate floor, well positioned to benefit should market rates move in either direction.

Hercules entered into commitments to provide debt and equity financings of approximately $259.9 million to new and existing portfolio companies.

The Company funded approximately $200.7 million of debt and equity investments to new and existing portfolio companies during the fourth quarter.

Hercules received approximately $80.6 million of principal repayments, including approximately $54.7 million of early principal repayments and approximately $25.9 million in scheduled principal payments in the fourth quarter.

Net investment growth on Hercules’ portfolio was approximately $121.5 million on a cost basis for the fourth quarter, which includes approximately $1.4 million of net fee accretion.

Hercules recorded approximately $10.3 million of net unrealized appreciation from its loans, warrant and equity investments during the fourth quarter.

A break-down of the Company’s total investment portfolio valued at cost and fair value by category, quarter over quarter, is highlighted below:

(in millions)	Loans	Equity	Warrants	Total
Balances at Cost at 9/30/2012	$711.2	$47.4	$34.2	$792.8
Net activity during Q4 2012*	122.0	1.6	(2.1)	121.5
Balances at Cost at 12/31/2012	833.2	49.0	32.1	914.3
Q/Q Change	17.2%	3.6%	(6.1%)	15.3%

Balances at Value at 9/30/2012	$693.8	$47.8	$32.9	$774.5
Net activity during Q4 2012*	122.0	1.7	(2.1)	121.5
Net unrealized appreciation/(depreciation)	11.7	(0.3)	(1.2)	10.3
Balances at Value at 12/31/12	827.5	49.2	29.6	906.3
Q/Q Change	19.3%	2.9%	(10.3%)	17.0%

*Net activity includes fee and OID collections and amortization during the quarter

Unfunded Commitments

As of December 31, 2012, Hercules had unfunded debt commitments of approximately $61.9 million. Since these commitments may expire without being drawn upon, unfunded commitments do not necessarily represent future cash requirements or future earning assets for Hercules. Approximately $35.6 million of these unfunded commitments are dependent upon the portfolio company reaching certain milestones before the Hercules debt commitment would become available.

Signed Term Sheets

Hercules finished the fourth quarter of 2012 with approximately $70.0 million in signed non-binding term sheets with seven new and existing companies. These non-binding term sheets generally convert to contractual commitments in approximately 45 to 60 days from signing. Non-binding outstanding term sheets are subject to completion of Hercules’ due diligence and final approval process as well as negotiation of definitive documentation with the prospective portfolio companies. It is important to note that not all non-binding term sheets are expected to close and do not necessarily represent future cash requirements. Closed commitments generally fund 70-80% of the committed amount in aggregate over the life of the commitment.

Portfolio Effective Yield

The effective yield on the Company’s debt portfolio investments during the fourth quarter was 14.3%. Excluding the effect of fee accelerations that occurred from early payoffs and one-time events, the adjusted effective yield for the fourth quarter of 2012 was 13.6%, down approximately 30 basis points from the adjusted effective yield in the third quarter of 2012 of 13.9%. The effective yield is derived by dividing total investment income by the weighted average earning investment portfolio assets outstanding during the quarter which exclude non-interest earning assets such as warrants and equity investments.

Existing Warrants Portfolio and Potential Future Gains

Hercules held warrant positions in approximately 116 portfolio companies, with a fair value of approximately $29.5 million at December 31, 2012.

As of December 31, 2012, two portfolio companies had filed Form S-1 Registration Statements with the SEC in contemplation of a potential IPO:

  iWatt, Inc.
  Paratek Pharmaceuticals, Inc

There can be no assurances that these companies will complete their IPOs in a timely manner or at all.

During the fourth quarter, Glori Energy, Inc. and one company which had previously filed a Form S-1 Registration confidentially under the JOBS Act withdrew their Registration Statement for their IPO.

Income Statement

Total investment income in the fourth quarter of 2012 was approximately $27.4 million compared to approximately $21.2 million in the fourth quarter of 2011.

Interest expense and loan fees were approximately $7.5 million during the fourth quarter of 2012 as compared to $4.6 million in the fourth quarter of 2011.

The Company had a weighted average cost of debt comprised of interest and fees of approximately 6.29% in the fourth quarter of 2012 versus 6.23% during the fourth quarter of 2011. The slight increase is due to the $170.4 million 7.0% Senior Unsecured Notes due 2019 issued in April and September of 2012, offset by a lower weighted average cost of SBA debentures of 4.3% in the fourth quarter of 2012 compared to 5.0% in the fourth quarter of 2011.

Total operating expenses, excluding interest expense and loan fees, for the fourth quarter of 2012 was $6.9 million as compared to $5.8 million for the fourth quarter of 2011.

During the fourth quarter of 2012, the Company recorded approximately $10.3 million of net unrealized appreciation from its loans, warrant and equity investments bringing cumulative net depreciation to approximately $8.0 million. Of the $10.3 million of unrealized appreciation, $900,000 of appreciation was due to market or yield adjustments in fair value determinations, $2.1 million of depreciation was primarily attributable to collateral based impairments on investments in three portfolio companies, $9.9 million of appreciation was related to reversals of prior period collateral based impairments and $1.6 million of appreciation was related to the reversal of net unrealized depreciation due to loan payoffs and sales of warrant and equity investments.

A break-down of the net unrealized appreciation in the investment portfolio is highlighted below:

(in millions)	Three Months Ended December 31, 2012
Q4-12 Unrealized Appreciation/(Depreciation)	Loans	Equity	Warrants	Other Assets	Total

Collateral based impairments	$(2.1)	$-	$-	$-	$(2.1)
Reversals of Prior Period Collateral based impairments	8.7	0.5	0.7	-	9.9

Reversals due to Loan Payoffs & Warrant/Equity sales	0.4	0.2	1.0	-	1.6

Fair Value Market/Yield Adjustments*
Level 1 & 2 Assets	-	(0.8)	(0.2)	-	(1.0)
Level 3 Assets	4.7	(0.2)	(2.6)	-	1.9
Total Fair Value Market/Yield Adjustments	4.7	(1.0)	(2.8)	-	0.9

Total Unrealized Appreciation/(Depreciation)	$11.7	$(0.3)	$(1.1)	$-	$10.3

Hercules recognized net realized gains of approximately $1.1 million on its investment portfolio in the fourth quarter.

Cumulative net realized losses on investments since October 2004 to date total approximately $47.0 million, on a GAAP basis. When compared to total commitments of approximately $3.4 billion over the same period, the net realized loss since inception represents approximately 1.4% of total commitments or an annualized loss rate of approximately 17 basis points.

NII – Net Investment Income

NII for the fourth quarter of 2012 was approximately $13.1 million, compared to $10.8 million in the fourth quarter of 2011, representing an increase of approximately 21.3%. NII per share for the fourth quarter of 2012 was $0.25 based on 51.9 million basic weighted shares outstanding, compared to $0.25 based on 43.2 million basic weighted shares outstanding in the fourth quarter 2011.

DNOI - Distributable Net Operating Income

DNOI for the fourth quarter was approximately $14.2 million or $0.27 per share, as compared to $11.5 million or $0.27 per share in the fourth quarter of 2011. DNOI measures Hercules’ operating performance exclusive of employee stock compensation, which represents expense to the Company but does not require settlement in cash. DNOI does include paid-in-kind, or “PIK”, and back-end fees that generally are not payable in cash on a regular basis but rather at investment maturity. Hercules believes disclosing DNOI and the related per share measures are useful and appropriate supplements and not alternatives to GAAP measures for net operating income, net income, earnings per share and cash flows from operating activities.

Dividends

The Board of Directors increased the quarterly dividend by $0.01, or approximately 4.2%, and has declared a fourth quarter cash dividend of $0.25 per share that will be payable on March 19, 2013 to shareholders of record as of March 11, 2013. This dividend would represent the Company’s thirtieth consecutive dividend declaration since its initial public offering, bringing the total cumulative dividend declared to date to $7.89 per share.

The Company intends to distribute approximately $1.5 million, or approximately $0.03 per share, of spillover earnings from 2012 to its shareholders in 2013.

Share Repurchases

Hercules’ share repurchase program expired in February 2013. During the fourth quarter of 2012 the Company did not repurchase shares of its common stock under this program.

Liquidity and Capital Resources

The Company ended the fourth quarter with approximately $288.0 million in available liquidity, including $183.0 million in cash and $105.0 million in credit facility availability.

In October 2012, Hercules closed a public offering of 3.1 million shares of its common stock at a price of $10.85 per share, resulting in proceeds of approximately $33.6 million, excluding other offering expenses.

Also in October 2012, in connection with the public offering of $75.0 million in aggregate principal amount of 7.00% Senior Notes due 2019 (the “September 2019 Notes”), the underwriters exercised their over-allotment option for an additional $10.9 million in aggregate principal amount of the September 2019 Notes, bringing the total size of the offering to approximately $85.9 million.

In December 19, 2012, Hercules Capital Funding Trust 2012-1, a newly-formed wholly owned subsidiary of Hercules, issued approximately $129.0 million in aggregate principal amount of Asset-Backed Notes (the “Notes”) rated A2 (sf) by Moody’s Investors Service, Inc. (“Moody's”) backed by approximately $231.0 million of senior secured loans originated by Hercules. The Notes bear interest at a fixed rate of 3.32%. The Notes have a stated maturity date of December 16, 2017 and an expected weighted average life of 1.15 years.

As of December 31, 2012, Hercules did not have any outstanding borrowings under the Wells Fargo credit facility. Hercules has a committed credit facility with Wells Fargo for approximately $75.0 million in initial credit capacity under a $300.0 million accordion credit facility. Additional lenders may be added to the facility over time to reach up to an aggregate of $300.0 million. We expect to continue discussions with various other potential lenders to join the Wells facility; however, there can be no assurances that additional lenders will join the facility.

Pricing at December 31, 2012 under the Wells Fargo credit facility was LIBOR+3.50% with a floor of 4.25%.

In December, Hercules amended the Union Bank credit facility under which Union Bank and RBC Capital Markets had made commitments of $30.0 million and $25.0 million, respectively. The amended facility removes RBC Capital Markets and thereby reduces the facility from $55.0 million to $30.0 million. As of December 31, 2012, Hercules did not have any outstanding borrowings under the Union Bank credit facility.

Pricing at December 31, 2012 under the Union Bank credit facility is LIBOR+2.25% with a floor of 4.0%.

At December 31, 2012, Hercules had approximately $225.0 million in outstanding debentures under the SBIC program, which is the maximum amount of debentures allowed under the SBIC program.

Hercules’ debt to equity, or leverage, ratio at December 31, 2012 was approximately 115.5%. However, if the outstanding cash at December 31, 2012 of approximately $183.0 million was deducted from total debt of approximately $596.0 million and divided by total equity of approximately $516.0 million, then the net leverage ratio would be approximately 80.1%. Hercules has an SEC exemptive order to exclude all SBA debentures from its regulatory leverage calculations. Given the SEC exemptive order relief, the Company has the potential capacity on its balance sheet to leverage an additional $145.0 million, bringing the maximum potential leverage to $741.0 million, or approximately 143.6%, as of December 31, 2012.

As of December 31, 2012, the Company’s asset coverage ratio under our regulatory requirements as a business development company was 296.8%, excluding the SBIC debentures as a result of our exemptive order from the SEC.

Net Asset Value

At December 31, 2012, the Company’s net assets were approximately $516.0 million, an increase of 19.7% as compared to $431.0 million as of December 30, 2011 and $469.1 million as of September 30, 2012.

As of December 31, 2012, net asset value per share was $9.75 on 52.9 million outstanding shares, compared to $9.83 on 43.9 million outstanding shares and $9.42 on 49.8 million shares as of December 31, 2011 and September 30, 2012, respectively.

Portfolio Asset Quality

As of December 31, 2012, grading of the debt portfolio at fair value, excluding warrants and equity investments, was as follows:

Grade 1	$134.2 million or 16.2% of the total portfolio
Grade 2	$542.9 million or 65.6% of the total portfolio
Grade 3	$127.5 million or 15.4% of the total portfolio
Grade 4	$22.9 million or 2.8% of the total portfolio
Grade 5	$0.0 million or 0.0% of the total portfolio

At December 31, 2012, the weighted average loan grade of the portfolio was 2.06 on a scale of 1 to 5, with 1 being the highest quality, compared with 2.12 as of September 30, 2012 and 2.01 as of December 31, 2011. Hercules’ policy is to generally adjust the grading down on its portfolio companies as they approach the need for additional equity capital.

Subsequent Events

1. As of February 25, 2013, Hercules has:

a. Closed commitments of approximately $115.6 million to new and existing portfolio companies, and funded approximately $90.0 million since the close of the fourth quarter, which includes a $35.0 million renewal of an existing debt investment, for net new fundings of approximately $55.0 million quarter-to-date.

b. Pending commitments (signed non-binding term sheets) of approximately $126.5 million.

The table below summarizes our year-to-date closed and pending commitments as follows:

Closed Commitments and Pending Commitments (in millions)
Q1-13 Closed Commitments (as of February 25, 2013)	$115.6
Pending Commitments (as of February 25, 2013)(b)	$126.5
Year-to-date 2013 Closed and Pending Commitments	$242.1

Notes:

a. Closed Commitments may include renewals of existing credit facilities. Not all Closed Commitments result in future cash requirements. Commitments generally fund over the two succeeding quarters from close.

b. Not all pending commitments (signed non-binding term sheets) are expected to close and do not necessarily represent any future cash requirements.

Conference Call

Hercules has scheduled its 2012 fourth quarter and fiscal year financial results conference call for February 28, 2013 at 2:00 p.m. PST (5:00 p.m. EST). To listen to the call, please dial (877) 304-8957 or (408) 427-3709 approximately 10 minutes prior to the start of the call. A taped replay will be made available approximately three hours after the conclusion of the call and will remain available for seven days. To access the replay, please dial (855) 859-2056 or (404) 537-3406 and enter the passcode 93837518.

About Hercules Technology Growth Capital, Inc.:

Hercules Technology Growth Capital, Inc. (NYSE: HTGC) (“Hercules”) is the leading specialty finance company focused on providing senior secured loans to venture capital-backed companies in technology-related markets, including technology, biotechnology, life science and cleantech industries at all stages of development. Since inception (December 2003), Hercules has committed more than $3.4 billion to over 220 companies and is the lender of choice for entrepreneurs and venture capital firms seeking growth capital financing.

Hercules’ common stock trades on the New York Stock Exchange (NYSE) under the ticker symbol "HTGC."

In addition, Hercules has two outstanding bond issuances of 7.00% Senior Notes due 2019—the April 2019 Notes and September 2019 Notes—which trade on the NYSE under the symbols “HTGZ” and “HTGY,” respectively.

Companies interested in learning more about financing opportunities should contact info@htgc.com, or call 650.289.3060.

Forward-Looking Statements:

The information disclosed in this release is made as of the date hereof and reflects Hercules most current assessment of its historical financial performance. Actual financial results filed with the Securities and Exchange Commission may differ from those contained herein due to timing delays between the date of this release and confirmation of final audit results. These forward-looking statements are not guarantees of future performance and are subject to uncertainties and other factors that could cause actual results to differ materially from those expressed in the forward-looking statements including, without limitation, the risks, uncertainties, including the uncertainties surrounding the current market volatility, and other factors we identify from time to time in our filings with the Securities and Exchange Commission. Although we believe that the assumptions on which these forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate and, as a result, the forward-looking statements based on those assumptions also could be incorrect. You should not place undue reliance on these forward-looking statements. The forward-looking statements contained in this release are made as of the date hereof, and Hercules assumes no obligation to update the forward-looking statements for subsequent events.

HERCULES TECHNOLOGY GROWTH CAPITAL, INC.
CONSOLIDATED STATEMENT OF ASSETS AND LIABILITIES
(dollars in thousands, except per share data)

	December 31,
	2012	2011
Assets
Investments:
Non-control/Non-affiliate investments (cost of $896,031 and $642,038, respectively)	$894,428	$651,843
Affiliate investments (cost of $18,307 and $3,236, respectively)	11,872	-
Control investments (cost of $0 and $11,266, respectively)	-	1,027
Total investments, at value (cost of $914,338 and $656,540, respectively)	906,300	652,870
Cash and cash equivalents	182,994	64,474
Interest receivable	9,635	5,820
Other assets	24,714	24,230
Total assets	$1,123,643	$747,394

Liabilities
Accounts payable and accrued liabilities	$11,575	$10,813
Wells Fargo Loan	-	10,187
Long-term Liabilities (Convertible Senior Notes)	71,436	70,353
Asset-Backed Notes	129,300	-
2019 Notes	170,364	-
Long-term SBA Debentures	225,000	225,000
Total liabilities	$607,675	$316,353
Commitments and Contingencies (Note 9)

Net assets consist of:
Common stock, par value	53	44
Capital in excess of par value	564,508	484,244
Unrealized depreciation on investments	(7,947)	(3,431)
Accumulated realized losses on investments	(36,916)	(43,042)
Distributions in excess of investment income	(3,730)	(6,774)
Total net assets	$515,968	$431,041
Total liabilities and net assets	$1,123,643	$747,394

Shares of common stock outstanding ($0.001 par value, 100,000,000 authorized)	52,925	43,853
Net asset value per share	$9.75	$9.83

HERCULES TECHNOLOGY GROWTH CAPITAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
Investment Income:
Interest Income
Non Control/Non Affiliate investments	$23,561	$18,515	$85,258	$69,552
Affiliate investments	854	14	2,345	-
Control investments	-	884	-	794
Total interest income	24,415	19,413	87,603	70,346
Fees
Non Control/Non Affiliate investments	2,974	1,781	9,897	9,400
Affiliate investments	6	-	20	14
Control investments	-	5	-	95
Total fees	2,980	1,786	9,917	9,509
Total investment income	27,395	21,199	97,520	79,855
Operating expenses:
Interest	6,526	3,681	19,835	13,252
Loan fees	940	909	3,917	2,635
General and administrative	1,982	1,778	8,108	7,992
Employee Compensation:
Compensation and benefits	3,760	3,372	13,326	13,260
Stock-based compensation	1,116	628	4,227	3,128
Total employee compensation	4,876	4,000	17,553	16,388
Total operating expenses	14,324	10,368	49,413	40,267
Net investment income	13,071	10,831	48,107	39,588

Net realized (losses) gains on investments
Non Control/Non Affiliate investments	1,119	(688)	3,168	2,741
Total net realized (loss) gain on investments	1,119	(688)	3,168	2,741

Net increase (decrease) in unrealized appreciation on investments
Non Control/Non Affiliate investments	$4,865	$5,818	$(2,448)	$(3,976)
Affiliate investments	5,806	-	(2,068)	3,425
Control investments	-	1,612	-	5,158
Total net unrealized (depreciation) appreciation on investments	10,671	7,430	(4,516)	4,607
Total net realized (unrealized) gain	11,790	6,742	(1,348)	7,348
Net increase in net assets resulting from operations	$24,861	$17,573	$46,759	$46,936

Net investment income before provision for income taxes and investment gains and losses per common share:
Basic	$0.25	$0.25	$0.96	$0.91

Change in net assets per common share:
Basic	$0.47	$0.41	$0.93	$1.08
Diluted	$0.47	$0.40	$0.93	$1.07

Weighted average shares outstanding
Basic	51,862	43,190	49,068	42,988
Diluted	51,895	43,442	49,156	43,299

HERCULES TECHNOLOGY GROWTH CAPITAL, INC. NON GAAP FINANCIAL MEASURES (in thousands, except per share data)
	Three Months Ended December 31,
	2012	2011
Reconciliation of Adjusted NII to Net Investment Income
Net Investment Income	$13,071	$10,831
Dividends paid on unvested restricted shares (1)	(227)	(143)
Net investment income, net of dividends paid on unvested restricted shares	$12,844	$10,688
Net investment income before investment gains and losses per common share: (2)
Basic	$0.25	$0.25
Adjusted net investment income before investment gains and losses per common share: (3)
Basic	$0.25	$0.25

Weighted average shares outstanding
Basic	51,862	43,190

(1) Unvested restricted shares as of the dividend record date in the fourth quarter of 2012 and 2011 was approximately 947,500 and 649,000 respectively
(2) Net investment income per share is calculated as the ratio of income and losses allocated to common shareholders divided by shares outstanding.
(3) Adjusted net income per share is calculated as Net investment income per share, adding dividends paid on unvested restricted shares to the amounts of income and losses allocated to common shareholders.

Adjusted net investment income per basic and diluted share, ”Adjusted NII” consists of GAAP net investment income, excluding the impact of dividends paid on unvested restricted common stock divided by the weighted average basic and fully diluted share outstanding for the period under measurement. For reporting purposes, Hercules calculates net investment income per share and change in net assets per share on a basic and fully diluted basis by applying the two-class method, under GAAP. This GAAP method excludes unvested restricted shares and the pro rata earnings associated with the shares from per share calculations.

Hercules believes that providing Adjusted NII affords investors a view of results that may be more easily compared to other companies and enables investors to consider the Company’s results on both a GAAP and Adjusted basis. Adjusted NII should not be considered as an alternative to, as an independent indicator of the Company’s operating performance, or as a substitute for Net Investment Income per basic and diluted share (each computed in accordance with GAAP). Instead, Adjusted NII should be reviewed in connection with Hercules’ consolidated financial statements, to help analyze how the Company is performing. Investors should use Non-GAAP measures only in conjunction with its reported GAAP results.

HERCULES TECHNOLOGY GROWTH CAPITAL, INC. NON GAAP FINANCIAL MEASURES (in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
Reconciliation of DNOI to Net investment income	2012	2011	2012	2011
Net investment income	$13,071	$10,831	$48,107	$39,588
Stock-based compensation	1,116	628	4,227	3,195
DNOI	$14,187	$11,459	$52,334	$42,783

DNOI per share-weighted average common shares
Basic	$0.27	$0.27	$1.07	$1.00

Weighted average shares outstanding
Basic	51,862	43,190	49,068	42,988

Distributable Net Operating Income, “DNOI” represents net investment income as determined in accordance with U.S. generally accepted accounting principles, or GAAP, adjusted for amortization of employee restricted stock awards and stock options. Hercules views DNOI and the related per share measures as useful and appropriate supplements to net operating income, net income, earnings per share and cash flows from operating activities. These measures serve as an additional measure of Hercules’ operating performance exclusive of employee restricted stock amortization, which represents expenses of the Company but does not require settlement in cash. DNOI does include paid-in-kind, or PIK, interest and back end fee income which are generally not payable in cash on a regular basis, but rather at investment maturity or when declared. DNOI should not be considered as an alternative to net operating income, net income, earnings per share and cash flows from operating activities (each computed in accordance with GAAP). Instead, DNOI should be reviewed in connection with net operating income, net income (loss), earnings (loss) per share and cash flows from operating activities in Hercules’ consolidated financial statements, to help analyze how Hercules’ business is performing.

HERCULES TECHNOLOGY GROWTH CAPITAL, INC. NON GAAP FINANCIAL MEASURES (in thousands, except per share data)

Three Months Ended
December 31, 2012
Total Debt	$596,099
Cash and cash equivalents	182,994
Numerator: net debt (total debt less cash and cash equivalents)	$413,105

Denominator: Total net assets	$515,968
Net Leverage Ratio	80.1%

Net leverage ratio is calculated by deducting the outstanding cash at December 31, 2012 of approximately $183.0 million from total debt of approximately $596.0 million divided by our total equity of approximately $516.0 million, resulting in a net leverage ratio of 80.1%. These measures are not intended to replace financial performance measures determined in accordance with GAAP. Rather, they are presented as additional information because management believes they are useful indicators of the current financial performance of the Company’s core businesses.

CONTACT:
Hercules Technology Growth Capital, Inc.
Main, 650-289-3060 HT-HN
info@htgc.com
or
Market Street Partners
Linda Wells, 415-445-3236
Linda@marketstreetpartners.com